Exhibit 99.1

NEWS RELEASE

TOREADOR ANNOUNCES SHARE REPURCHASE PROGRAM

PARIS, FRANCE — (May 27, 2010) — Toreador Resources Corporation (NASDAQ: TRGL) today announced that its Board of Directors has authorized a share repurchase program.  The program authorizes the Company to repurchase up to an aggregate of up to $5 million of the Company’s outstanding common stock over the next 12 months in open market or private transactions and at the discretion of management based on, among other things, the Company’s ongoing capital requirements and the market price of its common stock.

The Company had approximately 24,941,155 shares of common stock outstanding as of May 25, 2010. The Company expects to use available cash to finance the purchases.

# # #

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to:

•	our need and ability to raise additional capital or obtain alternative financing;
•	our ability to maintain or renew our existing exploration permits or exploitation concessions or obtain new ones;
•	the effect of our indebtedness on our financial health and business strategy;
•	our ability to execute our business strategy and be profitable;
•	our ability to replace reserves;
•	a change in the SEC position on our calculation of proved reserves;
•	the loss of the current purchaser of our oil production;
•	results of our hedging activities;
•	the loss of senior management or key employees;
•	political, legal and economic risks associated with having international operations
•	disruptions in production and exploration activities in the Paris Basin;
•	currency fluctuations;
•	failure to maintain adequate internal controls;
•	indemnities granted by us in connection with dispositions of our assets;
•	unfavorable results of legal proceedings;
•	assessing and integrating acquisition prospects;
•	declines in prices for crude oil;
•	our ability to compete in a highly competitive oil and gas industry;
•	our ability to obtain equipment and personnel;
•	extensive regulation, including environmental regulation, to which we are subject;

•	terrorist activities;
•	our success in development, exploitation and exploration activities;
•	reserves estimates turning out to be inaccurate;
•	differences between the present value and market value of our reserves and
•	and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.

The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT TOREADOR

Toreador Resources Corporation is an independent energy company engaged in the exploration and production of crude oil with interests in developed and undeveloped oil properties in the Paris Basin, France.  The company’s website, www.toreador.net provides more information about Toreador.

Contact:

Shirley Z. Anderson, Corporate Secretary

Toreador Resources Corporation

T:  +1 469 369-8531

sanderson@toreador.net